CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 033-54303, 333-03045, 333-30995, 333-63105, 333-41370, 333-90022, 333-127993, 333-159151, 333-189162 and 333-189781 on Form S-8 of our report dated March 15, 2018, relating to the consolidated financial statements of Harte Hanks, Inc. and subsidiaries (the “Company”) and of our report dated March 15, 2018, relating to internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K of Harte Hanks Inc. for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

San Antonio, Texas
March 15, 2018